FOR IMMEDIATE RELEASE
May 4, 2017

Genesis Energy, L.P. Reports First Quarter 2017 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
Certain highlights of our results for the quarter ended March 31, 2017 included the following items:

*	We reported the following results for the first quarter of 2017 compared to the same quarter in 2016:

•
Net Income Attributable to Genesis Energy, L.P. of $27.1 million, or $0.23 per unit, for the first quarter of 2017 compared to $35.3 million, or $0.32 per unit, for the same period in 2016, representing a decrease of $8.2 million, or 23%.

•	Cash Flows from Operating Activities of $64.6 million for the first quarter of 2017 compared to $41.1 million for the same period in 2016, representing an increase of $23.5 million, or 57%.

•
Available Cash before Reserves of $93.0 million in the first quarter of 2017, a decrease of $4.8 million over the prior year quarter, or 5%, providing 1.05 coverage for our quarterly distribution to unitholders attributable to that quarter, which is discussed below. Absent the effect of the new units we issued in the first quarter of 2017, Available Cash before Reserves would have provided 1.10 coverage for our quarterly distribution to unitholders attributable to that quarter.

•
Adjusted EBITDA for the first quarter of 2017 was $131.4 million, a decrease of $2.5 million, or 2%, compared to the prior year quarter. Our Adjusted Debt to Pro Forma EBITDA ratio is 5.25 as of March 31, 2017. These amounts are calculated and further discussed later in this press release.

*
On May 15, 2017, we will pay a total quarterly distribution of $88.3 million based on our quarterly declared distribution of $0.72 per unit attributable to our financial and operational results for the first quarter of 2017. This represents an increase in our distribution for the forty-seventh consecutive quarter.

Grant Sims, CEO of Genesis Energy, said, “While certain headwinds persist, we are encouraged by the performance of our base businesses some of which we feel are clearly bottoming and poised to potentially deliver increased financial contributions in future periods with little or no additional capital required. As expected, even though we experienced certain delays, our growth projects are starting to contribute meaningfully and should accelerate as we reach full operational capability across our suite of projects. If anything, based in part on actual first quarter activities as well as nominated volumes for the second quarter, we have reason to believe the ultimate performance of our investments will likely exceed our original expectations.

We recently identified and contracted for approximately $100 million of bolt on type organic opportunities, with by far the largest spend to be in and around our existing Baton Rouge corridor footprint. The capital should be fully deployed and contributing to financial results no later than the end of the first quarter of 2018. These incremental opportunities underpinned our decision to raise $140 million of equity during the quarter in a bought deal. We are in the process of finalizing other arrangements to fully deploy the rest of the equity we did raise, and we continue to identify and pursue acquisition or organic opportunities. We also continue to evaluate sales of certain assets to third parties that value them, for their own particular reasons, in excess of what we do. We would ultimately expect sales potentially in the $50-$75 million range.

Finally, we are in the process of extending our revolving credit agreement. As of today, we have executed commitments from existing lenders in excess of those needed to extend our facility at its current level into mid-2022. Additionally, we expect to have an expanded debt covenant over the next year or so to enhance our financial and opportunistic flexibility during this peak leverage period where we have spent lots of money and just now are starting to see the ramp up in the financial contribution from those investments. We are working towards finalizing and closing the extended facility in the very near future.”

Financial Results
Segment Margin
Beginning in the fourth quarter of 2016, we started reporting our results on a comparative basis in four business segments. Due to the increasingly integrated nature of our onshore operations, the results of our onshore pipeline transportation segment, formerly reported under its own segment, is now reported in our supply and logistics segment.
Variances between the first quarter of 2017 (the “2017 Quarter”) and the first quarter of 2016 (the “2016 Quarter”) in these components are explained below.
Segment results for the 2017 Quarter and 2016 Quarter were as follows:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Offshore pipeline transportation	$87,089	$78,618
Refinery services	17,496	21,199
Marine transportation	12,963	18,916
Supply and logistics	21,097	26,148
Total Segment Margin	$138,645	$144,881

Offshore pipeline transportation Segment Margin for the 2017 Quarter increased $8.5 million, or 11%, from the 2016 Quarter. The increase was the result of new production primarily attributable to 2016 drilling activity which predominantly occurred near existing infrastructure due to the attractive economics even in current pricing conditions. Our extensive pipeline network benefited ratably from this activity.
Refinery services Segment Margin for the 2017 Quarter decreased $3.7 million, or 17%. The 2017 Quarter results include the effects of commercial discussions with certain of our host refineries as well as a large number of our NaHS customers, which resulted in extending the term and tenor of our contractual relationships. This includes the extension of our largest refinery services agreement at our Westlake facility through 2026. We would expect the effects of these discussions and reworked contractual relationships to continue going forward.
Marine transportation Segment Margin for the 2017 Quarter decreased $6.0 million, or 31%, from the 2016 Quarter. The decrease in Segment Margin is primarily due to a combination of slightly lower utilization and lower day rates on our inland fleet, as well as lower day rates on our offshore fleet (which offset higher utilization as adjusted for planned dry-docking time). This excludes the M/T American Phoenix which is under long term contract through September 2020. In our inland fleet, we experienced a temporary drop in utilization in the first month in the 2017 Quarter resulting from a temporary decline in demand from one of our major refinery customers; however we ended that quarter at close to full utilization. We continue to see a strengthening in utilization and stabilization in spot day rates, especially in the black oil, or heavy intermediate refined products trade, the trade to which we have almost exclusively committed our inland barges. In addition, several of our inland units came off of higher rate term contracts and were placed temporarily into spot service before being placed into higher rate term service towards the end of the 2017 Quarter. In our offshore barge fleet, as a number of our units have come off longer term contracts, we have continued to choose to primarily place them in spot service or short-term (less than a year) service, as we continue to believe the day rates currently being offered by the market are at, or approaching, cyclical lows. This includes one of our last legacy offshore contracts, which expired and was re-priced into the spot market.
Supply and logistics Segment Margin decreased by $5.1 million, or 19%, between the two quarters. This was primarily the result of an indefinite reduction in the southward bound legacy pipeline volumes to the Texas City refining market. Our historical customers in Texas City made alternative arrangements to receive crude oil as a result of our expansion and repurposing of our facilities which were placed into service on May 1, 2017. These decreases were partially offset by a ramp up in volumes associated with our rail and other infrastructure included in our Baton Rouge facilities during the 2017 Quarter. The decrease in Segment Margin is also partially due to lower demand for our services in our historical back-to-back, or buy/sell, crude oil marketing business associated with aggregating and trucking crude oil from producers' leases to local or regional re-sale points. We have found it difficult to compete with certain participants in the market who are willing to lose money on local gathering because they are attempting to minimize their losses from minimum volume or take-or-pay commitments they previously made in anticipation of new production that has not yet and is unlikely to come online.

Other Components of Net Income
In the 2017 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $27.1 million compared to $35.3 million in the 2016 Quarter.
This decrease principally relates to an increase in depreciation expense for assets placed into service (including those at our Port of Baton Rouge Facility placed into service during 2016) and an overall decrease in Segment Margin (as discussed in more detail above).
Somewhat offsetting the above decreases in net income was a decrease in general and administrative expenses, which was primarily related to the $3.3 million in severance and restructuring expenses we took during the 2016 Quarter. In addition, net income for the 2016 Quarter included a $1.7 million unrealized loss on derivative positions as compared to a $0.1 unrealized loss on derivative positions in the 2017 Quarter.
We have increased our quarterly distribution rate for the forty-seventh consecutive quarter. Distributions attributable to each quarter of 2017 and 2016, are as follows:

Distribution For	Date Paid	Per Unit Amount
2017
1st Quarter	May 15, 2017	$0.7200
2016
4th Quarter	February 14, 2017	$0.7100
3rd Quarter	November 14, 2016	$0.7000
2nd Quarter	August 12, 2016	$0.6900
1st Quarter	May 13, 2016	$0.6725

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, May 4, 2017, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, refinery services, marine transportation and supply and logistics. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2017	2016
REVENUES	$415,491	$378,414

COSTS AND EXPENSES:
Costs of sales and operating expenses	296,806	259,710
General and administrative expenses	9,976	12,221
Depreciation and amortization	56,112	46,635
OPERATING INCOME	52,597	59,848
Equity in earnings of equity investees	11,335	10,717
Interest expense	(36,739)	(34,387)
INCOME BEFORE INCOME TAXES	27,193	36,178
Income tax expense	(255)	(1,001)
NET INCOME	26,938	35,177
Net loss attributable to noncontrolling interests	152	126
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$27,090	$35,303
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.23	$0.32
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	118,388	109,979

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2017	2016
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	238,111	196,873
Poseidon (1)	260,307	249,615
Odyssey (1)	114,617	107,789
GOPL	9,474	6,194
Offshore crude oil pipelines total	622,509	560,471

Natural gas transportation volumes (MMbtus/d) (1)	571,023	603,407

Refinery Services Segment
NaHS (dry short tons sold)	34,529	31,806
NaOH (caustic soda dry short tons sold)	16,407	18,762

Marine Transportation Segment
Inland Fleet Utilization Percentage (2)	90.1%	95.0%
Offshore Fleet Utilization Percentage (2)	96.5%	85.4%

Supply and Logistics Segment
Crude oil pipelines (barrels/day):
Texas	7,914	73,358
Jay	15,305	13,773
Mississippi	8,818	11,614
Louisiana (3)	82,632	29,525
Wyoming	16,546	7,192
Onshore crude oil pipelines total	131,215	135,462

Free State- CO2 Pipeline (Mcf/day)	90,942	131,625

Crude oil and petroleum products sales (barrels/day)	47,065	69,982

Rail load/unload volumes (barrels/day) (4)	53,573	21,209

(1) Volumes for our equity method investees are presented on a 100% basis.
(2) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.
(3) Total daily volume for the three months ended March 31, 2017 includes 32,061 barrels per day of intermediate refined products associated with our new Port of Baton Rouge Terminal pipelines which became operational in the fourth quarter of 2016.
(4) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$10,773	$7,029
Accounts receivable - trade, net	214,866	224,682
Inventories	92,578	98,587
Other current assets	34,351	29,271
Total current assets	352,568	359,569
Fixed assets, net	4,222,769	4,214,864
Investment in direct financing leases, net	131,034	132,859
Equity investees	399,466	408,756
Intangible assets, net	199,149	204,887
Goodwill	325,046	325,046
Other assets, net	56,159	56,611
Total assets	$5,686,191	$5,702,592
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$118,794	$119,841
Accrued liabilities	112,660	140,962
Total current liabilities	231,454	260,803
Senior secured credit facility	1,210,000	1,278,200
Senior unsecured notes, net of debt issuance costs	1,814,712	1,813,169
Deferred tax liabilities	26,094	25,889
Other long-term liabilities	200,171	204,481
Partners' capital:
Common unitholders	2,214,193	2,130,331
Noncontrolling interests	(10,433)	(10,281)
Total partners' capital	2,203,760	2,120,050
Total liabilities and partners' capital	$5,686,191	$5,702,592

Units Data:
Total common units outstanding	122,579,218	117,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2017	2016
Total Segment Margin (1)	$138,645	$144,881
Corporate general and administrative expenses	(8,327)	(11,358)
Non-cash items included in general and administrative costs	485	88
Cash expenditures not included in Adjusted EBITDA	587	256
Cash expenditures not included in net income	(28)	(41)
Adjusted EBITDA	131,362	133,826
Depreciation, amortization and accretion	(58,395)	(49,175)
Interest expense, net	(36,739)	(34,387)
Cash expenditures not included in Adjusted EBITDA or net income	(559)	(215)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(9,290)	(10,614)
Differences in timing of cash receipts for certain contractual arrangements	2,681	2,842
Other non-cash items	(1,715)	(5,973)
Income tax expense	(255)	(1,001)
Net income attributable to Genesis Energy, L.P.	$27,090	$35,303

(1) See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME AND NET CASH FLOWS FROM OPERATING ACTIVITIES TO AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$27,090	$35,303
Depreciation, amortization and accretion	58,395	49,175
Cash received from direct financing leases not included in income	1,667	1,511
Cash effects of sales of certain assets	1,234	2,974
Effects of distributable cash generated by equity method investees not included in income	9,290	10,614
Expenses related to acquiring or constructing growth capital assets	587	256
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	(959)	2,154
Maintenance capital utilized (1)	(2,775)	(1,570)
Non-cash tax expense	205	700
Differences in timing of cash receipts for certain contractual arrangements	(2,681)	(2,842)
Other items, net	978	(481)
Available Cash before Reserves	$93,031	$97,794
(1) Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $8.7 million and $4.8 million, respectively.

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Cash Flows from Operating Activities	$64,605	$41,106
Maintenance capital utilized (1)	(2,775)	(1,570)
Proceeds from asset sales	1,234	2,974
Amortization of debt issuance costs and discount	(2,582)	(2,441)
Effects of available cash from joint ventures not included in operating cash flows	5,518	5,788
Net effect of changes in operating accounts not included in calculation of Available Cash before Reserves	29,068	52,067
Non-cash effect of equity based compensation expense	(1,144)	400
Expenses related to acquiring or constructing growth capital assets	587	256
Differences in timing of cash receipts for certain contractual arrangements	(2,681)	(2,842)
Other items affecting available cash	1,201	2,056
Available Cash before Reserves	$93,031	$97,794
(1) Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $8.7 million and $4.8 million, respectively.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities	$64,605	$41,106
Interest Expense	36,739	34,387
Amortization of debt issuance costs and discount	(2,582)	(2,441)
Effects of available cash from equity method investees not included in operating cash flows	5,518	5,788
Net effect of changes in components of operating assets and liabilities not included in calculation of Adjusted EBITDA	29,068	52,067
Non-cash effect of equity based compensation expense	(1,144)	400
Expenses related to acquiring or constructing growth capital assets	587	256
Differences in timing of cash receipts for certain contractual arrangements	(2,681)	(2,842)
Other items, net	1,252	5,105
Adjusted EBITDA	$131,362	$133,826

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	March 31, 2017
Senior secured credit facility	$1,210,000
Senior unsecured notes	1,814,712
Less: Outstanding inventory financing sublimit borrowings	(70,000)
Less: Cash and cash equivalents	(10,773)
Adjusted Debt (1)	$2,943,939

	Pro Forma LTM
	March 31, 2017
LTM Adjusted EBITDA (as reported) (2)	$529,767
Acquisitions and material projects EBITDA adjustment (3)	31,500
Pro Forma EBITDA	$561,267

Adjusted Debt-to-Pro Forma EBITDA	5.25	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P., was $27.1 million for the first quarter of 2017, $23.7 million for the second quarter of 2016 , $32.1 million for the third quarter of 2016, and $29.6 million for the fourth quarter of 2016. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our

Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges (other than certain non-cash equity based compensation expense), depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash gains and charges, such as depreciation, amortization and accretion), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our legacy stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases.

# # #
Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516